Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-165912 on Form S-8 of our report dated February 28, 2011 and March 29, 2011 as to Note 21, relating to the financial statements and financial statement schedule of Verisk Analytics, Inc. (the “Company”), and our report dated February 28, 2011 relating to the effectiveness of the Company’s internal control over financial reporting, appearing in this Current Report on Form 8-K dated March 29, 2011.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
March 29, 2011